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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)


                            Bill Barrett Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    06846N104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 14, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_| Rule 13d-1(b)

        |_| Rule 13d-1(c)

        |X| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). ITEM 10.

                               Page 1 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners (BHCA), L.P.
           13-3371826
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.         SEC Use Only

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization
           Delaware
--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power          3,382,856 shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.  hared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power     3,382,856 shares of Common Stock
Reporting       ----------------------------------------------------------------
Person  With:   8.  Shared Dispositive Power
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person 3,382,856 shares of Common Stock
--------------------------------------------------------------------------------
10.        Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                                |_|
--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)
           8.2%
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
           PN
--------------------------------------------------------------------------------

.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................


                               Page 2 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners Global Investors, L.P.
           13-4197054
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.         SEC Use Only

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization
           Delaware
--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power        578,471 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.  Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power   578,471 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.  Shared Dispositive Power
--------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially  Owned by Each Reporting Person
           578,471 Shares of Common Stock
--------------------------------------------------------------------------------
10.        Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                                |_|
--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)
           1.4%
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
           PN
--------------------------------------------------------------------------------

.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................


                               Page 3 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners Global Investors (Cayman), L.P.
           13-4197057
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.         SEC Use Only

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization
           Cayman Islands
--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power        251,691 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.  Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power   251,691 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.  Shared Dispositive Power
--------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially  Owned by Each Reporting Person
           251,691 Shares of Common Stock
--------------------------------------------------------------------------------
10.        Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                                |_|
--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)
           .6%
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
           PN
--------------------------------------------------------------------------------

.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................


                               Page 4 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners Global Investors (Cayman) II, L.P.
           26-0005546
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.         SEC Use Only

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization
           Cayman Islands
--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power        32,660 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.  Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power   32,660 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.  Shared Dispositive Power
--------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person
           32,660 Shares of Common Stock
--------------------------------------------------------------------------------
10.        Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                                |_|
--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)
           .1%
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
           PN
--------------------------------------------------------------------------------

.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................


                               Page 5 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners Global Investors (Selldown), L.P.
           56-2489868
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.         SEC Use Only

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization
           Delaware
--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power        101,211 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.  Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power   101,211 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.  Shared Dispositive Power
--------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person
           101,211 Shares of Common Stock
--------------------------------------------------------------------------------
10.        Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                                |_|
--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)
           .2%
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
           PN
--------------------------------------------------------------------------------

.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................


                               Page 6 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           JPMP Global Fund/Bill Barrett, L.P.
           48-1290230
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.         SEC Use Only

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization
           Delaware
--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power        41,095 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.  Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power   41,095 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.  Shared Dispositive Power
--------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person
           41,095 Shares of Common Stock
--------------------------------------------------------------------------------
10.        Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                                |_|
--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)
           .1%
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
           PN
--------------------------------------------------------------------------------

.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................


                               Page 7 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           JPMP Global Fund/Bill Barrett A, L.P.
           48-1290235
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.         SEC Use Only

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization
           Delaware
--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power        81,424 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.  Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power   81,424 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.  Shared Dispositive Power
--------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person
           81,424 Shares of Common Stock
--------------------------------------------------------------------------------
10.        Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                                |_|
--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)
           .2%
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
           PN
--------------------------------------------------------------------------------

.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................


                               Page 8 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           JPMP Global Fund/Bill Barrett/Selldown, L.P.
           98-0441171
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.         SEC Use Only

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization
           Delaware
--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power       112,992 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.  Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.  Sole Dispositive Power  112,992 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.  Shared Dispositive Power
--------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person
           112,992 Shares of Common Stock
--------------------------------------------------------------------------------
10.        Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                                |_|
--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)
           .3%
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
           PN
--------------------------------------------------------------------------------

.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................


                               Page 9 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

ITEM 1.

      (A)   NAME OF ISSUER:

            Bill Barrett Corporation

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1099 18th Street
            Suite 2300
            Denver, CO 80202
ITEM 2.

      (A)   NAME OF PERSON FILING:

            J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
            J.P. Morgan Partners Global Investors, L.P. ("JPMP Global")
            J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman") J.P. Morgan Partners Global Investors (Cayman) II, L.P.
              ("JPMP Cayman II")
            J.P. Morgan Partners Global Investors (Selldown), L.P.
              ("JPMP Selldown")
            JPMP Global Fund/Bill Barrett, L.P. ("JPMP Barrett")
            JPMP Global Fund/Bill Barrett, L.P. ("JPMP Barrett A")
            JPMP Global Fund/Bill Barrett/Selldown, L.P.
              ("JPMP Barrett Selldown")

      Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o J.P. Morgan Partners, LLC
            1221 Avenue of the Americas
            New York, New York  10020

            See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

      (C)   CITIZENSHIP:

            Delaware

      (D)   TITLE OF CLASS OF SECURITIES (OF ISSUER):

            Common Stock

      (E)   CUSIP NUMBER:

            06846N104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240. 13d-1(b) OR 240. 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP


                              Page 10 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

      (A)   AMOUNT BENEFICIALLY OWNED:

            JPMP (BHCA):               3,382,856
            JPMP Global:                 578,471
            JPMP Cayman:                 251,691
            JPMP Cayman II:               32,660
            JPMP Selldown:               101,211
            JPMP Barrett:                 41,095
            JPMP Barrett A:               81,424
            JPMP Barrett Selldown:       112,992

      (B)   PERCENT OF CLASS:

            JPMP (BHCA):                     8.2%
            JPMP Global:                     1.4%
            JPMP Cayman:                      .6%
            JPMP Cayman II:                   .1%
            JPMP Selldown:                    .2%
            JPMP Barrett:                     .1%
            JPMP Barrett A:                   .2%
            JPMP Barrett Selldown:            .3%

      (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i) JPMP (BHCA):          3,382,856
                 JPMP Global:            578,471
                 JPMP Cayman:            251,691
                 JPMP Cayman II:          32,660
                 JPMP Selldown:          101,211
                 JPMP Barrett:            41,095
                 JPMP Barrett A:          81,424
                 JPMP Barrett Selldown:  112,992

            (ii) Not applicable

           (iii) JPMP (BHCA):          3,382,856
                 JPMP Global:            578,471
                 JPMP Cayman:            251,691
                 JPMP Cayman II:          32,660
                 JPMP Selldown:          101,211
                 JPMP Barrett:            41,095
                 JPMP Barrett A:          81,424
                 JPMP Barrett Selldown:  112,992

           (iv)  Not applicable

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.


                              Page 11 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 12 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 24, 2004

                                           J.P. MORGAN PARTNERS (BHCA), L.P.

                                           By: JPMP Master Fund Manager, L.P.,
                                               its General Partner

                                           By: JPMP Capital Corp.,
                                               its General Partner


                                           By: /s/ Jeffrey C. Walker
                                               ---------------------------------
                                               Name:  Jeffrey C. Walker
                                               Title: President

                                           J.P. MORGAN PARTNERS GLOBAL
                                           INVESTORS, L.P.

                                           By: JPMP Global Investors, L.P.,
                                               its General Partner

                                           By: JPMP Capital Corp.,
                                               its General Partner


                                           By: /s/ Jeffrey C. Walker
                                               ---------------------------------
                                               Name:  Jeffrey C. Walker
                                               Title: President

                                           J.P. MORGAN PARTNERS GLOBAL
                                           INVESTORS (CAYMAN), L.P.

                                           By: JPMP Global Investors, L.P.,
                                               its General Partner

                                           By: JPMP Capital Corp.,
                                               its General Partner


                                           By: /s/ Jeffrey C. Walker
                                               ---------------------------------
                                               Name:  Jeffrey C. Walker
                                               Title: President


                              Page 13 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

                                           J.P. MORGAN PARTNERS GLOBAL
                                           INVESTORS (CAYMAN) II, L.P.

                                           By: JPMP Global Investors, L.P.,
                                               its General Partner

                                           By: JPMP Capital Corp.,
                                               its General Partner


                                           By: /s/ Jeffrey C. Walker
                                               ---------------------------------
                                               Name:  Jeffrey C. Walker
                                               Title: President

                                           J.P. MORGAN PARTNERS GLOBAL
                                           INVESTORS (SELLDOWN), L.P.

                                           By: JPMP Global Investors, L.P.,
                                               its General Partner

                                           By: JPMP Capital Corp.,
                                               its General Partner


                                           By: /s/ Jeffrey C. Walker
                                               ---------------------------------
                                               Name: Jeffrey C. Walker
                                               Title: President


                              Page 14 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

                                           JPMP GLOBAL FUND/BILL BARRETT, L.P.

                                           By: JPMP Global Investors, L.P.,
                                               its General Partner

                                           By: JPMP Capital Corp.,
                                               its General Partner


                                           By: /s/ Jeffrey C. Walker
                                               ---------------------------------
                                               Name:  Jeffrey C. Walker
                                               Title: President

                                           JPMP GLOBAL FUND/BILL BARRETT A, L.P.

                                           By: JPMP Global Investors, L.P.,
                                              its General Partner

                                           By: JPMP Capital Corp.,
                                               its General Partner


                                           By: /s/ Jeffrey C. Walker
                                               ---------------------------------
                                               Name:  Jeffrey C. Walker
                                               Title: President

                                           JPMP GLOBAL FUND/BILL
                                           BARRETT/SELLDOWN, L.P.

                                           By: JPMP Global Investors, L.P.,
                                               its General Partner

                                           By: JPMP Capital Corp.,
                                               its General Partner


                                           By: /s/ Jeffrey C. Walker
                                               ---------------------------------
                                               Name:  Jeffrey C. Walker
                                               Title: President


                              Page 15 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

                                  EXHIBIT 2(a)

Item 2. Identity and Background.

      This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business.

      This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) II, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman II"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global
Investors (Selldown), L.P., a Delaware limited partnership ("JPMP Selldown"), whose principal place of business is located at the same address as JPMP (BHCA); JPMP Global Fund/Bill Barrett, L.P., a Delaware limited partnership ("JPMP Barrett"), whose principal place of business is located at the same address as JPMP (BHCA); JPMP Global Fund/Bill Barrett A, L.P. a Delaware limited partnership ("JPMP Barrett A"), whose principal place of business is located at the same address as JPMP (BHCA) and JPMP Global Fund/Bill Barrett/Selldown, L.P. a Delaware limited partnership ("JPMP Barrett Selldown" and collectively with JPMP Global, JPMP Cayman, JPMP Cayman II , JPMP Selldown, JPMP Barrett and JPMP Barrett A, the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities.

      The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp.

      JPMP Capital Corp. is a wholly owned subsidiary of J.P. Morgan Chase & Co., a Delaware corporation (hereinafter referred to as "JP Morgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JP Morgan Chase.


                              Page 16 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

                                   SCHEDULE A

                               JPMP CAPITAL CORP.

                               EXECUTIVE OFFICERS(1)

President                                       Jeffrey C. Walker*
Chief Investment Officer                        Arnold L. Chavkin*
Managing Director                               Dr. Dana Beth Ardi*
Managing Director                               Christopher C. Behrens*
Managing Director                               Julie Casella-Esposito*
Managing Director                               Rodney A. Ferguson*
Managing Director                               Cornell P. French*
Managing Director                               Michael R. Hannon*
Managing Director                               David J. Gilbert*
Managing Director                               Jonathan R. Lynch*
Managing Director                               Stephen P. Murray*
Managing Director                               Timothy Purcell*
Managing Director                               John Reardon*
Managing Director                               Faith Rosenfeld*
Managing Director                               Shahan D. Soghikian*
Managing Director                               William Stuck*
Managing Director                               Patrick J. Sullivan*
Managing Director                               Timothy J. Walsh*
Managing Director                               Richard D. Waters, Jr. *
Managing Director                               Damion E. Wicker, M.D.*

------------
(1) Each of whom is a United States citizen except for Messrs. Irigoin and Soghikian.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.


                              Page 17 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104


                                                                      SCHEDULE B

                                  DIRECTORS(1)
                              William B. Harrison**
                               Jeffrey C. Walker*


------------
(1) Each of whom is a United States citizen except for Messrs. Irigoin and Soghikian.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.


                              Page 18 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

                                   SCHEDULE B

                             J.P. MORGAN CHASE & CO.

                              EXECUTIVE OFFICERS(1)

Chairman of the Board and Chief Executive Officer      William B. Harrison Jr.*
President and Chief Operating Officer                  James Dimon*
Vice Chairman, Chairman of Investment Bank and Head
 of Private Equity and Asset & Wealth Management       David A. Coulter*
Chief Information Officer                              Austin Adams*
Chief Financial Officer                                Michael J. Cavanagh*
Director of Human Resources, Head of
 Real Estate/Facilities, General Services, Security    John J. Farrell*
Co-General Counsel                                     Joan Guggenheimer*
Director of Corporate Marketing and Communications     Frederick W. Hill*
Co-General Counsel                                     William H. McDavid*
Head of JPMorgan Partners                              Jeffrey C. Walker**
Chief Risk Officer                                     Don M. Wilson III*

------------
(1)   Each of whom is a United States citizen.

* Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.

** Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York New York 10020.


                              Page 19 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

                                  DIRECTORS(1)

 NAME                                 PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                      BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------
Hans W. Becherer                      Retired Chairman of the Board and
                                      Chief Executive Officer
                                      Deere & Company
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
John H. Biggs                         Former Chairman and CEO
                                      TIAA - CREF
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
Lawrence A. Bossidy                   Retired Chairman of the Board
                                      Honeywell International
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
Stephen B. Burke                      President
                                      Comcast Cable Communications, Inc.
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
James S. Crown                        President
                                      Henry Crown and Company
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
James Dimon                           President and Chief Operating Officer
                                      J.P. Morgan Chase & Co.
                                      270 Park Avenue, 8th Floor
                                      New York, New York 10017-2070
--------------------------------------------------------------------------------
Ellen V. Futter                       President and Trustee
                                      American Museum of Natural History
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
William H. Gray, III                  President and Chief Executive Officer
                                      The College Fund/UNCF
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------

------------
(1)   Each of whom is a United States citizen.


                              Page 20 of 21 pages

                                  SCHEDULE 13G

ISSUER: BILL BARRETT CORPORATION                            CUSIP NO.: 06846N104

 NAME                                 PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                      BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------
William B. Harrison, Jr.              Chairman of the Board and Chief Executive
                                        Officer
                                      J.P. Morgan Chase & Co.
                                      270 Park Avenue, 8th Floor
                                      New York, New York  10017-2070
--------------------------------------------------------------------------------
Laban P. Jackson, Jr.                 Chairman and Chief Executive Officer
                                      Clear Creek Properties, Inc.
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
Lee R. Raymond                        Chairman of the Board and Chief Executive
                                        Officer
                                      Exxon Mobil Corporation
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
John W. Kessler                       Owner
                                      John W. Kessler Company
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
Robert I. Lipp                        Chairman
                                      The St. Paul Travelers Companies, Inc.
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
Richard A. Monoogian                  Chairman and Chief Executive Officer
                                      Masco Corporation
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
David C. Novak                        Chairman and Chief Executive Officer
                                      Yum! Brands, Inc.
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
John R. Stafford                      Retired Chairman of the Board
                                      Wyeth
                                      c/o J.P. Morgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------


                              Page 21 of 21 pages